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                                   TERM NOTE


                      FIRST INTERSTATE BANK OF TEXAS, N.A.


NO.________          Houston, Texas            December 1, 1993     $10,000,000


         FOR VALUE RECEIVED, the undersigned, DAILEY PETROLEUM SERVICES CORP. (herein called "Maker"), promises to pay to the order of FIRST INTERSTATE BANK OF TEXAS, N.A. (herein called "Payee," which term herein in every instance shall refer to any owner or holder of this note) the sum of TEN MILLION AND NO/100 DOLLARS ($10,000,000), or so much thereof as may be advanced from time to time hereunder by Payee, together with interest on the principal hereof from time to time outstanding from the date of advancement until maturity, at the per annum rate hereinafter stated (computed on the basis of a year of 360 days and paid for the actual number of days elapsed), said principal and interest being payable in lawful money of the United States of America at the banking quarters of First Interstate Bank of Texas, N.A., First Interstate Bank Plaza, 1000 Louisiana, Houston, Harris County, Texas, or at such other place in Harris County, Texas as Payee may designate hereafter in writing.

         This note is issued pursuant to that certain Amended and Restated Loan Agreement dated as of even date herewith, by and between Maker and Payee (the "Loan Agreement"), and reference is made hereby to the Loan Agreement for certain rights as to the prepayment and the acceleration of the maturity hereof.

         The principal balance hereof advanced and from time to time remaining unpaid shall bear interest during each day of the term of the loan evidenced hereby at a variable per annum rate equal to the lesser of (A) a per annum rate which is equal to the sum (herein called the "Basic Rate") of (i) one-half of one percent (1/2%) plus (ii) the prime rate of interest (herein called the "Prime Rate"), being the variable per annum rate of interest most recently announced by First Interstate Bank of Texas, N.A. (herein sometimes called the "Bank") as its "prime rate", with the understanding that the Bank's "prime rate" may be one of several base rates and serves as a basis upon which effective rates of interest are from time to time calculated for loans making reference thereto and may not be the lowest of the Bank's base rates, which Basic Rate shall change when and as the Prime Rate shall change, effective on the day of such change or (B) the Maximum Rate (hereinafter defined). Notwithstanding the foregoing, if at any time the Basic Rate shall exceed the Maximum Rate and thereafter the Basic Rate shall become less than the Maximum Rate, the rate of interest payable hereunder shall be the Maximum Rate until the Payee shall have received the amount of interest it would have received otherwise if the interest payable hereunder had
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not been limited by the Maximum Rate during the period of time the Basic Rate exceeded the Maximum Rate.

         All past due principal and interest of this note, whether due as the result of acceleration of maturity or otherwise, shall bear interest at the lesser of (1) a rate that is five percentage points above the Prime Rate as it varies or (2) the maximum lawful rate of interest permitted by the applicable usury laws, now or hereafter enacted, which interest rate (herein called the "Maximum Rate") shall change when and as said laws shall change to the extent permitted by said laws, effective on the day such change in said laws becomes effective, from the date the payment thereof shall have become due until the same have been fully discharged by payment.

         The principal and interest of this note are due and payable at the offices of said Payee in Houston, Harris County, Texas, as follows:

                 (i) Interest on the principal of this note shall be due and payable in monthly installments as it accrues, the first such installment of interest to be due and payable on January 1, 1994, and each subsequent installment of interest to be due and payable on the first day of each succeeding calendar month thereafter until the Maturity Date (hereinafter defined), on which date the principal of this note and all accrued unpaid interest thereon shall be due and payable in full;

                 (ii) Commencing on January 1, 1995, until and including December 1, 1995, the principal of this note shall be due and payable in monthly installments, each such installment being in the amount of $83,334.00, the first such installment being due and payable on January 1, 1995 and a like installment being due and payable on the first day of each succeeding calendar month thereafter until and including December 1, 1995;

                 (iii) After December 1, 1995 until and including December 1, 1999, the principal of this note shall be due and payable in monthly installments, each such installment being in the amount equal to $138,889.00, the first such installment being due and payable on January 1, 1996 and a like installment being due and payable on the first day of each succeeding calendar month thereafter until and including December 1, 1999; and

                 (iv) After December 1, 1999 until and including the Maturity Date, the principal of this note shall be due and payable in monthly installments, each such installment except for the last, being in the amount of $194,444.00, and the last and


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         final installment being in the amount of the then remaining unpaid principal balance of this note, the first such installment of principal being due and payable on January 1, 2000, and each subsequent installment of principal being due and payable on the first day of each succeeding calendar month thereafter, until the Maturity Date, when the then remaining unpaid balance of principal of the Note shall become due and payable in full.

         As used herein, the term "Maturity Date" means the earlier to occur of
(a) December 1, 2000 or (b) the date on which this note shall be accelerated in accordance with the provisions of the Loan Agreement.

         Maker and any and all sureties, guarantors and endorsers of this note and all other parties now or hereafter liable hereon, severally waive grace, demand, presentment for payment, protest, notice of any kind (including, but not limited to, notice of dishonor, notice of protest, notice of intention to accelerate and notice of acceleration) and diligence in collecting and bringing suit against any party hereto, and agree (i) to all extensions and partial payments, with or without notice, before or after maturity, (ii) to any substitution, exchange or release of any security now or hereafter given for this note, (iii) to the release of any party primarily or secondarily liable hereon, and (iv) that it will not be necessary for Payee, in order to enforce payment of this note, to first institute or exhaust Payee's remedies against Maker or any other party liable therefor or against any security for this note.

         In the event of default hereunder or under any of the instruments securing payment hereof and this note is placed in the hands of an attorney for collection (whether or not suit is filed), or if this note is collected by suit or legal proceedings or through the probate court or bankruptcy proceedings, Maker agrees to pay all reasonable attorneys' fees and all expenses of collection and costs of court.

         It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, notwithstanding any provision to the contrary in this note or in any of the documents securing the payment hereof or otherwise relating hereto, in no event shall this note or such documents require or permit the payment, charging, taking, reserving, or receiving of any sums constituting interest under applicable laws which exceed the maximum amount permitted by such laws. If any such excess interest is contracted for, charged, taken, reserved, or received in connection with the loan evidenced by this note or in any of the documents securing the payment hereof or otherwise relating hereto, or in any communication by Payee or any other person to Maker or any other person, or in the event all or part of the principal or interest hereof shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of





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interest contracted for, charged, taken, reserved, or received on the amount of principal actually outstanding from time to time under this note shall exceed the maximum amount of interest permitted by applicable usury laws, then in any such event it is agreed as follows: (i) the provisions of this paragraph shall govern and control, (ii) any such excess shall be deemed an accidental and bona fide error and canceled automatically to the extent of such excess, and shall not be collected or collectible, (iii) any such excess which is or has been paid or received notwithstanding this paragraph shall be credited against the then unpaid principal balance hereof or refunded to Maker, at Payee's option, and (iv) the effective rate of interest shall be automatically reduced to the maximum lawful rate allowed under applicable laws as construed by courts having jurisdiction hereof or thereof. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, taken, reserved, or received in connection herewith which are made for the purpose of determining whether such rate exceeds the maximum lawful rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of the loan, including all prior and subsequent renewals and extensions, all interest at any time contracted for, charged, taken, reserved, or received. The terms of this paragraph shall be deemed to be incorporated in every loan document, security instrument, and communication relating to this note and loan. The term "applicable usury laws" shall mean such laws of the State of Texas or the laws of the United States, whichever laws allow the higher rate of interest, as such laws now exist; provided, however, that if such laws shall hereafter allow higher rates of interest, then the applicable usury laws shall be the laws allowing the higher rates, to be effective as of the effective date of such laws.

         Except to the extent required by federal law, this note shall be governed by and construed under the laws of the State of Texas.

         Any check, draft, money order or other instrument given in payment of all or any portion hereof may be accepted by Payee and handled in collection in the customary manner, but the same shall not constitute payment hereunder or diminish any rights of Payee except to the extent that actual cash proceeds of such instrument are unconditionally received by Payee.

         Maker and Payee agree that Tex. Rev. Civ. Stat. Ann art. 5069 Ch. 15 (which regulates certain revolving loan accounts and revolving tri-party accounts) shall not apply to any revolving loan accounts created under this note or maintained in connection therewith.

         To the extent that the interest rate laws of the State of Texas are applicable to this note, the applicable interest rate ceiling is the indicated (weekly) ceiling determined in





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accordance with Article 5069-1.04(a)(1) of the Texas Revised Civil Statutes, as
amended, and, to the extent that this note is deemed an open end account as such term is defined in Article 5069-1.01(f) of the Texas Revised Civil Statutes, as amended, the Payee retains the right to modify the interest rate in accordance with applicable law.

         Maker represents and warrants to Payee and to all other owners and holders of any indebtedness evidenced hereby that all loans evidenced by this note are for business, commercial, investment or other similar purpose and not primarily for personal, family, household or agricultural use, as such terms are used or defined in Texas Revised Civil Statutes, Article 5069-1.04, Texas Credit Code and Regulation Z promulgated by the Board of Governors of the Federal Reserve System and under Titles I and V of the Consumer Credit Protection Act.

         This note is given in renewal, rearrangement, increase, modification, and extension of, but not in novation or discharge of, that certain promissory note dated January 15, 1993, executed by Maker and made payable to the order of Payee in the original principal amount of $4,875,370.04, which note was given in renewal, rearrangement, increase and modification of, but not in novation or discharge of, that certain promissory note dated November 8, 1991, executed by Maker and made payable to the order of Payee in the original principal amount of $5,000,000.00.

         This note is secured as provided in the Loan Agreement and is entitled to all of the benefits of the Loan Agreement.

                                     DAILEY PETROLEUM SERVICES CORP.


                                     By   [SIGNATURE ON ORIGINAL]
                                        ---------------------------------
                                              David T. Tighe
                                              Vice President






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